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MOORE(R)


                                         ROBERT G. BURTON
                                         President & Chief Executive Officer

                                         1200 Lakeside Drive
                                         Bannockburn, IL 60015
                                         Phone:  (847) 607-6144
                                         Fax:  (847) 607-7113

January 2, 2001


Mr. Thomas W. Oliva
21380 N. Middleton Drive
Kildeer, IL 60047

Dear Tom:

I am pleased to offer you, formally, the opportunity to join Moore on January 2, 2001 or as soon as possible thereafter as President of Moore North America reporting to Bob Burton.

Summarized in the following paragraphs is our employment offer. We believe this offer recognizes your level of career achievement and will reward you for performance.

BASE SALARY - Your annual base salary will be $300,000 (U.S.) with equal monthly payments being made on the twentieth of each month.

MBO INCENTIVE PLAN - You will participate in our MBO incentive program. You will be eligible under this program to receive from 0% to 100% of your annual base salary subject to the terms and conditions of the program. With respect to 2001, your payout under the MBO program of 100% is guaranteed as an inducement for you to join the company.

STOCK OPTIONS - You will also participate in the Corporate Stock Option Plan and have a target award level consistent with the amount normally granted to positions at your level in the organization. This plan has been developed to maintain focus on improving long-term shareholder value by aligning executive performance to shareholder interest. The timing of the stock option grants is determined each year by the Board. (A copy of the Plan will be provided.) I will recommend to the board an initial grant of 50,000 options.

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BENEFITS - You will be eligible to participate in the various Moore Benefit programs based on their individual eligibility requirements.

VACATION - You are eligible for four (4) weeks vacation annually.
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AUTO ALLOWANCE - You will be eligible for a car allowance of $1,000 monthly.
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MOORE 401-K SAVINGS PLAN - You may elect to defer up to 15% of your base salary, up to a maximum of $10,500 pre-tax and a company match of 50% of the first 6% of eligible pay that you save through the plan.

EMPLOYMENT SECURITY - While we expect a long and stable employment relationship, you will be provided with outplacement, twelve (12) months of base salary and bonus, medical benefits, and auto allowance continuation as a severance plan if you are terminated for reasons other than cause and provided you agree to confidentially, non competition for twelve (12) months and release Moore from all employment termination-related liabilities.

Tom, we are excited about your acceptance and feel you will make a positive and substantial contribution to our growth objectives. As you review this offer please feel free to contact me at your convenience with any questions.

If the offer of employment is acceptable to you, please acknowledge your acceptance by signing below, retain one copy for your records and return the other copy to me. This offer is contingent upon verification of your legal work status.

Sincerely,

/s/ Robert Burton
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Robert G. Burton
President & CEO



ACCEPTED:

/s/ Thomas W. Oliva                                       3/12/01
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Signature                                                   Date